Niska Gas Storage Partners LLC
1001 Fannin Street, Suite 2500
Houston, TX 77002

February 3, 2011

Via EDGAR

Mr. H. Christopher Owings

Assistant Director

Division of Corporation Finance

United States Securities and

Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:                             Request for Acceleration of Effectiveness of Registration Statement on Form S-4 (Registration No. 333-170911) (the “Registration Statement”) of Niska Gas Storage Partners LLC, Niska Gas Storage US, LLC, Niska Gas Storage US Finance Corp., Niska Gas Storage Canada ULC, Niska Gas Storage Canada Finance Corp., and the Additional Registrants Listed in the Registration Statement (the “Registrants”)

Ladies and Gentlemen:

On behalf of the Registrants, pursuant to Rule 461 of the Securities Act of 1933, we hereby request that the effectiveness of its Registration Statement on Form S-4 (Registration No. 333-170911) be accelerated so that the Registration Statement will become effective on February 4, 2010 at 12:00 p.m., Washington, D.C. time, or as soon as thereafter practicable.  The Registrants hereby acknowledge that:

•                                          should the Securities and Exchange Commission (the “Commission”) or the staff of the Commission (the “Staff”), acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•                                          the action of the Commission or the Staff, acting pursuant to delegated authority in declaring the filing effective, does not relieve the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•                                          the Registrants may not assert Staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please call E. Ramey Layne of Vinson & Elkins L.L.P., counsel to the Registrants, at (212) 237-0135 with any questions regarding this matter.

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Very truly yours,

NISKA GAS STORAGE PARTNERS LLC

By:	/s/ David F. Pope
David F. Pope
Chief Executive Officer

NISKA GAS STORAGE US, LLC

By:	/s/ David F. Pope
David F. Pope
President

NISKA GAS STORAGE US FINANCE CORP.

By:	/s/ David F. Pope
David F. Pope
Chief Executive Offficer

NISKA GAS STORAGE CANADA ULC

By:	/s/ David F. Pope
David F. Pope
President

NISKA GAS STORAGE CANADA FINANCE CORP.

By:	/s/ David F. Pope
David F. Pope
President

SIGNATURE PAGE

ACCELERATION REQUEST LETTER